EXHIBIT 10.05 (Translated)

Exclusive Management Consulting and Service Agreement

The Exclusive Management Consulting and Service Agreement (the “Agreement”) is signed by and among the following Parties in Nanshan District, Shenzhen City on March 13, 2019:

Party A: Shenzhen Qianhai Jinwanhong Holdings Ltd.

Address: Room 201, Building A, Qianwan First Road No.1, Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone, Shenzhen City

Party B: Century Wanhong (Shenzhen) Holdings Ltd.

Address: 6F, Hangsheng Technology Building, Gaoxin South 6th Road, Nanshan High-tech Industrial Park (South), Yuehai Sub-district, Nanshan District, Shenzhen

Party C1: Lu Shufeng

Party C2: Zhang Xiaoyang

In this Agreement, “Party C1” and “Party C2” are hereinafter collectively referred to as “Party C”.

WHEREAS:

1. Party A is a wholly foreign-owned enterprise established in the People’s Republic of China (hereinafter referred to as “China”) with resources for management consulting and services;

2. Party B is a limited liability company registered in China. Its business scope is as follows: sales of tea sets and craft gifts; investment in tea industry chain projects; planning of cultural activities; domestic trade; import and export business; e-commerce; tea ceremony training; sales of prepackaged food, alcohol, tea and tea beverages; sales of bulk foods (hereinafter referred to as “Core Business”).

3. Party C is the sole shareholder of Party B. The shareholding ratios of Party C’s members in Party B are as follows: Lu Shufeng: 95%; Zhang Xiaoyang: 5%.

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4. To facilitate Party B to successfully carry out the Core Business within its business scope and other related businesses in accordance with the law, Party A agrees to provide Party B with the exclusive management consulting and other related services, and Party B agrees to accept the same provided by Party A.

The Parties hereby reached the following agreement through negotiation:

1 Management Consulting and Services; Sole and Exclusive Rights and Interests

1.1	During the term hereof, Party A agrees to provide Party B with relevant management consulting and services as the exclusive management consulting and service provider of Party B in accordance with the terms hereof. The specific management consulting and service scope shall be determined by Party A, and Party A has the right to make adjustments according to its needs and in combination with Party B’s Core Business and actual operation, including but not limited to the scope of services listed in Attachment 1.

1.2	Party B agrees to accept the management consulting and services provided by Party A. During the term hereof, Party B shall provide assistance in accordance with Party A’s requirements, so that Party A can provide efficient management consulting and services.

1.3	Party B further agrees that, without the prior written consent of Party A, Party B shall not accept any management consulting and services (directly or indirectly) provided by any third party that are similar to those provided by Party A hereunder.

1.4	Party B further agrees that if Party B, any of its subsidiaries or its affiliates intends to enter into any cooperation, joint venture or partnership arrangement with any party other than Party A, regardless of whether the nature of such arrangement is similar to the Agreement, Party A may have priority to such opportunities in accordance with terms and conditions similar to the Agreement.

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2 Calculation and Payment of Management Consulting and Service Fees (“Service Fees”)

2.1	The Parties agree that, under the principle of fairness and reasonableness, the Service Fees hereunder shall be determined and paid in the manner listed in Attachment 2 from the date of commencement of the service as agreed by Party A and Party B (“Commencement Date”).

2.2	If Party B fails to pay the Service Fees and other fees in accordance with the Agreement, Party B shall pay Party A 0.05% of the arrearages as liquidated damages.

2.3	Unless otherwise agreed by the Parties, the Service Fees paid by Party B to Party A in accordance with the Agreement shall be free of any deduction or offset (such as bank charges).

2.4	In addition to the Service Fees, Party B shall pay Party A the actual expenses incurred in providing the consulting and services hereunder, including but not limited to various travel expenses, transportation expenses, printing fees and postage.

3 Representations, Warranties and Covenants

3.1	Party A hereby makes the following representations, warranties and covenants:

3.2.1.	Party A is a company legally registered and validly existing in accordance with the laws of China.

3.2.2.	Party A has the authority to sign and execute the Agreement within its business scope; has taken necessary corporate actions and appropriate authorization and obtained all the required consents and approvals from any third parties and government departments for signing the Agreement, and its signing hereof does not violate any laws and contracts binding upon or affecting it.

3.2.3.	Once signed, the Agreement will constitute a legal, valid and binding obligation of Party A enforceable against it in accordance with the terms hereof.

3.2	Party B hereby makes the following representations, warranties and covenants:

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General Matters

3.2.4.	Party B is a company legally registered and validly existing in accordance with the laws of China.

3.2.5.	Party B has the authority to sign and execute the Agreement within its business scope; has taken necessary corporate actions and appropriate authorization and obtained all the required consents and approvals from any third parties and government departments for signing the Agreement, and its signing hereof does not violate any laws and contracts binding upon or affecting it.

3.2.6.	As of the date hereof, there are no outstanding or threatened litigations, arbitrations or other legal or administrative proceedings etc. or government investigations in connection with the matters specified in the Agreement or that have adverse effects on Party B in signing the Agreement or fulfilling its obligations hereunder.

3.2.7.	As of the date hereof, there are no circumstances that may constitute a violation of the relevant laws or may prevent Party B from fulfilling its obligations hereunder.

3.2.8.	Once signed, the Agreement will constitute a legal, valid and binding obligation of Party B enforceable against it in accordance with the terms hereof.

Matters Relating to Licenses and Qualifications

3.2.9.	It will obtain and continuously maintain the legality and validity of all licenses and permits required for carrying out its Core Business and related businesses, will promptly follow up and handle the procedures relating to the application, change and renewal thereof.

3.2.10.	It will not carry out any activity beyond the scope of such licenses and permits.

3.2.11.	It will strictly comply with the requirements and codes of the laws of China relating to its Core Business.

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Matters Relating to Business Development

3.2.12.	After negotiating and reaching consensus with Party A, Party B will develop, enlarge and expand the market in the direction as agreed by them.

3.3	Party B and Party C (collectively, the “Covenantors”) hereby make the following representations, warranties and covenants:

In order to ensure Party B’s performance of its obligations and responsibilities hereunder, the Covenantors unconditionally and irrevocably makes the following covenants to Party A: without Party A’s written consent, Party B will not (and Party C, as a shareholder of Party B, will not itself or cause or procure Party B to) carry on any major transaction (i.e., the transaction with the amount of a single transaction exceeding RMB [300,000], or the transaction with smaller amount of a single transaction but with the total amount exceeding RMB [100,000]) or carry out any activity that has any impact or any adverse effect on Party B’s assets, liabilities, rights or operations, including but not limited to:

Major enterprise related matters

3.3.1	It will not conduct any business beyond the scope of its Core Business;

3.3.2	It will not borrow from any third party or provide loans to any third party or incur any liabilities;

3.3.3	It will not replace or dismiss any director or officer;

3.3.4	It will not purchase from or sell to any third party any assets or rights of more than RMB _100,000_______;

3.3.5	It will not give any warranty or guarantee to any third party, or mortgage or pledge its assets or rights for any third party;

3.3.6	It will not change its articles of association or its business scope;

3.3.7	It will not change its standard operating procedures or any significant internal codes;

3.3.8	It will not transfer its rights and obligations hereunder to any third party;

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Major Personnel Matters

3.3.9	It will employ or dismiss any employee in accordance with Party A’s instructions;

3.3.10	It will, according to Party A’s instructions and Party B’s internal guidelines, appoint any director and request the director to follow the instructions of Party A to elect a chairman;

3.3.11	It will appoint the general manager, chief financial officer and any officer in accordance with Party A’s instructions;

3.3.12	If any person resigns or is dismissed with or without fault, the Covenantors will follow the instructions of Party A to employ a corresponding employee to fill the vacancy;

3.3.13	It agrees to issue a power of attorney to Party A or the designated representative of Party A in accordance with Party A’s instructions to authorize Party A or the designated representative of Party A to act as Party C’s principal at Party B’s shareholders’ meeting. The Covenantors agree to immediately sign any power of attorney and issue it to Party A or the designated representative of Party A at any time or circumstance as directed by Party A;

Other Matters

3.3.14	Party A and Party B agree that, during the Term hereof and if necessary, Party A may request Party B to sign with Party A or a designated representative of Party A an intellectual property license agreement, trademark license agreement, domain name license agreement, equipment asset lease agreement or any agreement on Party B’s Core Business, and Party B convents that it will follow Party A’s instructions to sign the said agreement and specify and supplement relevant contents and terms, etc.; and

3.3.15	Party A and Party B agree that, during the Term hereof, if necessary (or for any reason, including but not limited to tax, accounting or other reasons), Party A may request Party B to supplement and modify any terms hereunder in accordance with Party A’s instructions, and Party B covenants that it will follow Party A’s instructions to immediately make adjustment or change and sign.

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4 Storage

4.1	Party A agrees that, from the date of providing management consulting and services in accordance with the terms hereof, all the materials or articles including but not limited to the following materials or articles generated during the operation of Party B shall be delivered to Party A for management and storage. Party A undertakes to properly manage and store the materials and articles mentioned-above after receiving the same.

a．	All operating license (such as business licenses, permits, etc.);

b．	All seals (such as official seals, financial seals, business seals, invoice seals, etc.);

c．	All bank accounts and supporting materials (such as account opening licenses, bank cards, bank passbooks, electronic keys, passwords, other account opening materials, etc.);

d．	All business archives and materials (such as contracts, agreements, business documents, etc.) generated during operation;

e．	All financial books and materials (such as accounting documents, books, etc.) generated during operation;

f．	All other archived files and materials (such as resolutions of the board of shareholders, resolutions of the board of directors, rules and regulations, internal orders, personnel archives, labor contracts, etc.) generated during operation;

g．	Various types of assets and documents of title thereof (such as movable property, immovable property, documents or instruments of title, etc.) generated during operation;

h．	Other materials or articles generated during operation that have significant influence or effect.

5 Confidentiality

5.1.	Party B agrees that all the secret materials and information known or available to it with respect to the exclusive consultation and service provided by Party A are confidential information (“Confidential Information”), Party B Party B endeavor to take all reasonable measures to keep it confidential; without the prior written consent of Party A, Party B shall not disclose, give or transfer such Confidential Information to any third party in any manner, including the combination or merger with the third party, or direct or indirect control by the third party. Upon the termination hereof, Party B shall return any documents, materials or software containing Confidential Information to Party A at Party A’s request, or destroy them on its own, and remove any Confidential Information from any relevant memory device, and shall not continue to use such Confidential Information.

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5.2.	Party B shall take necessary measures to make the Confidential Information available only to its employees, agents or professional consultants who are required to know, and shall procure such employees, agents or professional consultants to comply with the confidentiality obligations hereunder. Party B, Party B’s employees, agents or professional consultants shall sign a specific confidentiality agreement to ensure all the parties’ fulfillment of the confidentiality obligations herein.

5.3.	The Parties agree that this clause will continue to be effective irrespective of whether this Agreement is changed, rescinded or terminated.

6 Applicable Taxes

In respect of any payment made by Party B to Party A in accordance with the Agreement, Party B shall assist Party A in obtaining the corresponding tax reduction and exemption in accordance with the laws and regulations of China. If there is no tax reduction exemption and preferential treatment, the tax authorities of China will, according to the tax laws of China, collect from Party A the various taxes with respect to the performance hereof. Such taxes paid by Party A according to law shall be fully reimbursed by Party B.

7 Subcontracting/Entrustment

7.1.	Party A has the right to appoint any third party to provide the management consulting and services hereunder in accordance with the terms and conditions specified in the Agreement, or to entrust the third party to perform Party A’s obligations hereunder. Party B hereby generally agree to the above arrangement and agree to sign the relevant agreement with the third party at the request of Party A’.

7.2.	Party A has the right to assign its rights and obligations hereunder to any third party at any time, and the assignee shall be entitled to enjoy/assume Party A’s rights/obligations hereunder, as if it were a party to the Agreement. Party A shall notify Party B in written form within a reasonable period before the above-mentioned assignment, and Party B shall sign any written documents with respect to such assignment at the request of Party A.

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8 Intellectual Property

8.1.	Party A owns the intellectual property rights in the materials provided to Party B for the performance of the management consulting and services agreed in the Agreement;

8.2.	Party A has the sole and exclusive rights and interests in all the intellectual property rights (including but not limited to all current and future copyrights, patents, trademarks, service marks and all related goodwill, registered designs, design patents, technical secrets, trade secrets, domain names, brand names, trade names and any other similar rights) developed by Party A independently or based on Party B’s intellectual property rights or by Party B based on Party A’s intellectual property rights during the performance of the management consulting and services as agreed in the Agreement, and Party B shall not claim any rights against Party A or object to Party A’s ownership of all such intellectual property rights, and shall not apply for registration or otherwise obtain any such intellectual property rights. In addition, Party B shall sign all documents necessary for Party A to become the owner of such intellectual property rights, take all actions necessary to assist Party A to become such intellectual property rights and to protect such intellectual property rights.

However, if the development is carried out by Party A based on the intellectual property rights of Party B or its subordinate bodies, Party B and its relevant subordinate bodies shall ensure that there is no flaw in such intellectual property rights, otherwise, Party B and its relevant subordinate bodies shall be liable for Party A’s losses arising therefrom. If Party A assumes the liability for compensating any third party as a result thereof, then Party A shall have the right to recover all of its losses from Party B or its subordinate bodies after making such compensation.

8.3.	Party A hereby authorizes Party B to non-exclusively use the intellectual property rights covered by Articles 7.1 and 7.2 hereof;

8.4.	Without the prior written consent of Party A, Party B shall not assign or sublicense the intellectual property rights granted by Party A under Article 7.3 to any third party.

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9 Breach of Contract and Indemnification

9.1.	Any breach of any of the obligations, representations, warranties and covenants hereunder will constitute a breach of contract. In such case, the non-defaulting party has the right to give written notice to the defaulting party and ask the defaulting party to make corrections within 10 days of receiving the written notice.

9.2.	In addition to paying the relevant liquidated damages in accordance with Article 2.2 hereof, the defaulting party shall also compensate the non-defaulting party for all losses caused by the defaulting party’s breach of contract, including but not limited to various claims, expenses, fees, handling fees, interest, and fines etc.

9.3.	Party B shall indemnify and hold harmless Party A from and against any and all losses, damages and expenses result from the litigations, claims or other demands against Party A due to the provision of the management consulting and services by Party A at the request of Party B.

10 Effectiveness and Term

10.1.	The Agreement is signed and enters into force on the date first written above, and shall continue to be valid until the end of business of Party B. The Parties may early terminate this Agreement in accordance with the Agreement or other agreements that may be entered into by them.

10.2.	After signing this Agreement, Party A has the right to conduct a review of the contents hereof every three months to determine whether it is necessary to modify or supplement the Agreement according to the circumstances at that time.

10.3.	Party A is entitled to unilaterally extend the term hereof, and no other Party may do so unless it obtains a written consent from Party A. The term hereof may be extended for one or more times, with the specific extended period and times of extension to be determined by Party A unilaterally.

11 Termination

11.1.	Termination on expiration date: the Agreement shall be terminated on the expiration date unless it is renewed in accordance with the relevant terms hereof.

11.2.	Early termination: during the Term hereof, Party B shall not terminate the Agreement in advance unless Party A commits any act of fraud. Notwithstanding the foregoing, Party A has the right to terminate the Agreement at any time by giving a written notice to Party B 30 days in advance.

11.3.	Terms after termination: The rights and obligations of the Parties under Articles 4, 7, 8 and 11 shall survive the termination hereof.

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12 Disputes Settlement

Any dispute arising from the interpretation and performance hereof shall be first settled by the Parties through friendly consultation. If the Parties fail to reach an agreement within 30 days after either Party sends a written notice to the other Party requesting a negotiation, either Party may submit the dispute to SCIA for arbitration in accordance with its current arbitration rules. The place of arbitration shall be in Shenzhen and the language of arbitration shall be Chinese. The arbitration award shall be final and binding upon both Parties.

Except for the matters in dispute, the Parties shall continue to perform their respective obligations in good faith in accordance with the provisions hereof.

13 Force Majeure

13.1.	“Force Majeure Event” means any event beyond the scope of the reasonable control of one Party that is inevitable under reasonable care of the affected party, including but not limited to, act of government, natural force, fire, explosion, storm. flood, earthquake, tide, lightning or war. However, insufficient creditability, capital or fund shall not be considered to be beyond the reasonable control of one party. A party seeking to be exempted from the performance of its obligations hereunder due to the influence of any Force Majeure Event shall notify the other Party of such exemption and the steps to be taken to complete its performance.

13.2.	When the performance of the Agreement is delayed or hindered by the “Force Majeure Event” in the foregoing definition, the affected party shall not be liable for any liability hereunder within the scope of delay or hindrance. The affected party shall take appropriate measures to mitigate or eliminate the impact of the Force Majeure Event and shall endeavor to resume the performance of the obligations delayed or hindered by the Force Majeure Event. Once the Force Majeure Event is eliminated, the Parties agree to use their best efforts to resume the performance hereunder.

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14 Notices

Any notice or other communication given by either Party hereto shall be in Chinese and be delivered personally, mailed or faxed to the following address of the other Party or such other address of the other Party as may be notified from time to time in accordance with the method of notice provided herein. The notice shall be deemed to have been successfully served: (a) in case of a notice delivered personally, on the day of delivery personally; (b) in case of a notice sent by letter, the tenth day after the date posting (indicated on the postmark) the registered airmail with postage prepaid or on the fourth day after delivery to an internationally recognized courier service; (c) in case of a notice sent by facsimile, the time indicated on the transmission confirmation of the relevant documents.

Party A: Shenzhen Qianhai Jinwanhong Holdings Ltd.

Address:	Room 201, Building A, Qianwan First Road No.1, Qianhai Shenzhen-Hong Kong Modern Service Industry Cooperation Zone, Shenzhen City

Attention:	Ho Chung Yu

Tel: 0755-83460127

Fax: __________________________________________

Party B: Century Wanhong (Shenzhen) Holdings Ltd.

Address:	6F, Hangsheng Technology Building, Gaoxin South 6th Road, Nanshan High-tech Industrial Park (South), Yuehai Sub-district, Nanshan District, Shenzhen

Attention:	Lu Shufeng

Tel: 0755-28213897

Fax: __________________________________________

Party C1: Lu Shufeng

Party C2: Zhang Xiaoyang

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15 Independent Contractor

The Parties expressly understand and agree that Party A shall act as an independent contractor for providing all services hereunder and will not consider that Party A has established any partnership, joint venture or other relationship of the same or similar nature with Party B.

16 Transfer

Without prior consent of Party A, Party B shall not transfer its rights and obligations hereunder to any third party;

However, Party A has the right to transfer its rights and obligations hereunder to any third party and such transfer shall immediately takes effect after Party A notifies Party B.

17 Severability

If any provision hereof is invalid or unenforceable due to its inconsistency with the relevant laws, the provision shall be invalid or unenforceable only within the applicable scope of the relevant laws, and the legal effect of other provisions hereof will not be affected. Meanwhile, the Parties shall ensure in good faith that the deviation of modification to the provision from the original agreement may be allowed only when it is required by the legality of this Agreement or relevant provisions hereof, and such modification shall not violate the interests expected by the Parties at the time of signing the Agreement.

18 Amendment and Supplement

18.1.	The Parties agree that, during the term hereof, Party A may request Party B and Party C to sign or countersign any other agreement or supplementary agreement with Party A or the designated representative of Party A when necessary, and Party B and Party C covenant that they will sign immediately the same and follow the instructions of Party A, and will follow the instructions of Party A to specify and supplement the relevant contents, conditions and terms.

18.2.	The Parties agree that, during the term hereof, if necessary (or for any reason, including but not limited to tax, accounting or other reasons), Party A may request Party B and Party C to supplement and modify any terms and conditions hereunder in accordance with Party A’s instructions, and Party B and Party C promise to sign immediately and to follow Party A’s instructions.

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19 Governing Laws

The Agreement shall be governed by and construed in accordance with the laws of the China.

20 Miscellaneous

The Attachments to the Agreement have the same legal effect as the Agreement. The Agreement shall be written in Chinese language in quadruplicate with Party A holding two copies and Party B and Party C holding one copy respectively.

Attachment 1 Contents of the Management Consulting and Service

Attachment 2 Calculation of and Payment Methods for Service Fees

(Remainder of this page is intentionally left blank)

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(This is the signing page of the Exclusive Management Consulting and Service Agreement, which has been signed by the authorized representatives of each party on the date first written above.)

Party A: Shenzhen Qianhai Jinwanhong Holdings Co., Ltd.

Signature: ____________________

Party B: Century Wanhong (Shenzhen) Holdings Co., Ltd.

Signature: ____________________

Party C:

______________________	________________________

Lu Shufeng	Zhang Xiaoyang

March 13th, 2019

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Attachment 1: Contents of the Management Consulting and Service

Party A will provide Party B with relevant management consulting and services related to its Core Business, including but not limited to:

General Matters

1.	Business consulting, business management and consulting, technical consulting and services, asset and equipment leasing, marketing consulting, asset management;

Technical Consulting Matters

2.	R&D and promotion of new products;

3.	Provide the consulting services and professional training required by Party B to conduct business;

Sales and Consulting Matters

4.	Sales planning and evaluation of new products;

5.	Market research and analysis;

6.	Market and sales strategy;

7.	Public relations or media services;

Other Matters

8.	Provide B’s employees with appropriate training, advice and assistance related to their business operations;

9.	Provide labor support at the request of Party B, including but not limited to lending or dispatching relevant personnel (but Party B shall bear the relevant labor expenses);

10.	Additional management consulting and services provided by Party A as agreed by the Parties from time to time according to the management needs of Party B at that time;

11.	Provide other services relating to the operation of Party B; and other services agreed by the Parties.

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Attachment 2: Calculation of and Payment Methods for Service Fees

1.	Calculation of Service Fees. Party A shall provide management consulting and services for Party B in accordance with the terms and conditions hereof. Party A and Party B agree that Party B shall pay 100% of the profit (as defined below) (calculated from the Commencement Date) as service fee to Party A, but Party A may unilaterally adjust the percentage according to the actual operation of Party B, such adjustment may be made for one or more times during any period, and the starting period of such adjustment may be traced back to the date of signing the Agreement (“Service Fees”).

The “Profit” is defined as:

Party B’s net profit after tax. However, if such net profit after tax is negative (i.e., loss), Party A has the right to select other accounting items as the definition of profit (including but not limited to the following accounting items).Party A has the final and absolute right to interpret and change the definition of profit (including but not limited to adjusting any accounting item, such as increasing or decreasing the non-cash accounting items), but the accounting principles for calculating any accounting items should be based on the International Financial Reporting Standards (IFRS).

■	EBIT – Earnings before Tax;

■	EBIT – Earnings before Interest and Tax, or Operating Income;

■	Cash flow, i.e., EBITDA – Earnings before Interest, Tax, Depreciation and Amortization

2.	Arrangement of Service Fees. Party B shall pay Party A the Service Fees on quarterly basis (“Quarterly Service Fees”), but Party A may unilaterally request Party B to treat all or part of the Quarterly Service Fees as follows: suspend the payment of Quarterly Service Fees and recognized the same as Party B’s accounts payable to Party A, and set the interest rate or calculate the interest according to Party A’s instructions.

3.	Payment Methods for Service Fees. Party B shall, within 30 days after the end of each quarter, provide Party A with Party B’s Service Fees, financial statements and business performance data (with the format, content and accounting items in accordance with Party A’s requirements) of that quarter and shall pay Party A the Service Fees of that quarter and/or other amount approved by Party A. Party B shall make the said payment to Party A’s Designated Account according to Party A’s written notice. Party A and Party B may separately specify the time limit for payment in writing. Party A shall, after receiving the remittance from Party B, issue an invoice to Party B as required by law.

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4.	Annual Report. Party B shall, within 90 days after the end of each accounting year, provide Party A with Party B’s financial audit report for that year, and such report shall be audited and issued by the accounting firm acceptable to Party A in accordance with IFRS. If Party A believes that the total Quarterly Service Fees less than the corresponding total amount indicated in the audit report, Party B shall immediately pay Party A the difference thereof.

5.	Annual Review of Service Fees. Party A is entitled to send a person to Party B (which may be an employee of Party A or the accounting firm entrusted by Party A) (“Party A’s Representative”) to review Party B’s financial position and check the calculation method and amount of the Service Fees. For this purpose, Party B shall provide all relevant documents, statements, files or data to the of Party A’s Representative to determine and approve the amount of the Service Fees. Unless there is a major error in the calculation of Party A’s Representative, Party A shall have the right to finally determine the Service Fees, and Party B shall pay Party A the Service Fees according to the calculation result of Party A’s Representative.

6.	Market Changes. Party A is entitled to adjust the calculation formula of the Service Fees at any time according to market changes. Party A shall notify Party B immediately after making such adjustment, and Party B shall pay the Service Fees according to the adjusted calculation formula from the next month or from the next service item after receiving the notice.

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